Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to registration statement on Form S-11 of our report dated April 6, 2017, relating to the financial statements of Sachem Capital Partners, LLC (now known as Sachem Capital Corp.) as of December 31, 2016 and 2015, and for the years then ended (which report expresses an unqualified opinion on the financial statements) appearing in the prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Hoberman & Lesser, LLP

Hoberman & Lesser, CPAs, LLP

October 19, 2017